     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1997



                                                 REGISTRATION NO. 33-79452

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                 POST-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                            HEALTHCARE REALTY TRUST
                                  INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)

                   MARYLAND                                      62-1507028
       (State or Other Jurisdiction of                        (I.R.S. Employer
        Incorporation or Organization)                     Identification Number)

                              3310 WEST END AVENUE

                           NASHVILLE, TENNESSEE 37203

                                 (615) 269-8175
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                                 DAVID R. EMERY
                      HEALTHCARE REALTY TRUST INCORPORATED
                              3310 WEST END AVENUE

                           NASHVILLE, TENNESSEE 37203

                                 (615) 269-8175
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             ---------------------

                          COPIES OF COMMUNICATIONS TO:

                                THEODORE W. LENZ
                         WALLER LANSDEN DORTCH & DAVIS

                    A PROFESSIONAL LIMITED LIABILITY COMPANY

                           2100 NASHVILLE CITY CENTER
                                511 UNION STREET
                        NASHVILLE, TENNESSEE 37219-1760
                                 (615) 244-6380


     This Amendment to the Registration Statement shall become effective in accordance with Section 8(c) of the Securities Act of 1933.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

================================================================================

                      HEALTHCARE REALTY TRUST INCORPORATED

                             CROSS REFERENCE SHEET
      SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY FORM S-3.

          REGISTRATION STATEMENT ITEMS                      LOCATION IN PROSPECTUS
          ----------------------------                      ----------------------
 1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus.....  Facing Page; Cross-Reference Sheet; Outside
                                                  Front Cover Page
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front and Outside Back Cover Pages
 3.  Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges...............  The Company; Introduction; The Plan
 4.  Use of Proceeds............................  Use of Proceeds
 5.  Determination of Offering Price............  Cover Page; Introduction; The Plan
 6.  Dilution...................................  *
 7.  Selling Security Holders...................  *
 8.  Plan of Distribution.......................  Plan of Distribution
 9.  Description of Securities to be
     Registered.................................  *
10.  Interests of Named Experts and Counsel.....  *
11.  Material Changes...........................  *
12.  Incorporation of Certain Information by
     Reference..................................  Incorporation of Certain Documents by
                                                  Reference
13.  Disclosure of Commission Position on
     Indemnification For Securities Act
     Liabilities................................  Indemnification

---------------
* Omitted as inapplicable.

                            HEALTHCARE REALTY TRUST

Dear Shareholder:


     Healthcare Realty Trust Incorporated is pleased to offer you the opportunity to participate in its Dividend Reinvestment Plan. The Dividend Reinvestment Plan offers a convenient way for shareholders to purchase automatically additional shares of Healthcare Realty Trust Incorporated Common Stock at a modest discount while avoiding the payment of brokerage commissions and bank fees. These fees are absorbed by the Company.



     In addition, the Plan permits shareholders to make optional cash investments of up to $5,000 per quarter for the purchase of additional stock at market price, while continuing to avoid all brokerage commissions and bank fees.


     The Plan is administered entirely by the Company's transfer agent, The First National Bank of Boston. Healthcare Realty Trust Incorporated has made arrangements for the Plan solely as a convenience to its shareholders. As participation is voluntary, you may join or withdraw at any time.


     To participate in the Plan, shareholders must own at least one share of the Company's Common Stock, and those shares must be held in the shareholder's own name. The attached Prospectus contains more complete details of the Plan. We suggest that you read it and retain it for future reference.


                                          /s/ DAVID R. EMERY
                                          David R. Emery
                                          Chairman and Chief Executive Officer

PROSPECTUS

APRIL 10, 1997


                                1,000,000 SHARES


                            HEALTHCARE REALTY TRUST


                           DIVIDEND REINVESTMENT PLAN

                                  COMMON STOCK


     Healthcare Realty Trust Incorporated (the "Company"), a Maryland corporation operating as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), is offering through its Dividend Reinvestment Plan (the "Plan") to all holders of record of the Company's common stock, $.01 par value per share (the "Shares" or the "Common Stock"), the opportunity to have dividends on their Common Stock automatically reinvested and to make voluntary cash payments to be invested in Shares of Common Stock. Any owner of record of at least one Share of the Company's Common Stock is eligible to participate in the Plan. See "The Plan."


     Investment options offered under the Plan are:

     FULL DIVIDEND REINVESTMENT -- Reinvest dividends on all Shares held. Participants may also make optional payments up to an aggregate of $5,000 during the three-month period immediately preceding any quarterly dividend payment ("dividend payment cycle").

     PARTIAL DIVIDEND REINVESTMENT -- Reinvest dividends on less than all Shares held and continue to receive cash dividends on the other Shares.

     Participants may also make optional payments up to an aggregate of $5,000 per dividend payment cycle with a minimum of $25 per payment.

     The Plan will be administered by The First National Bank of Boston (the "Agent"). Optional payments must be received by the Agent no later than one day prior to the applicable dividend payment date and, if so received, will be invested in Shares on such dividend payment date. Optional payments not received by one day prior to the applicable dividend payment date will be deposited and invested on the next succeeding dividend payment date.

     The price of the Company's Shares purchased with reinvested Share dividends will be 95% of the "closing price" of the Company's Common Stock. As used herein, the term "closing price" means the price of the last actual sale of Shares as reported by the New York Stock Exchange (the "NYSE"), computed to three decimal places, on the dividend payment date or, if no trading occurs on the NYSE on that date, the trading day immediately preceding the dividend payment date on which trading occurs on the NYSE. The price of Shares purchased with optional payments will be 100% of the applicable closing price of the Company's Common Stock (see "The Plan -- Question 14").

     This Prospectus relates to 1,000,000 authorized Shares of the Company registered for sale under the Plan. It is suggested that this Prospectus be retained for future reference.


     The Company's Common Stock is listed on the NYSE under the symbol HR.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
   MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("the Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the SEC. Such reports, proxy statements and other information filed by the Company can also be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies can be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such materials and other information concerning the Company also will be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents which have previously been filed by the Company with the SEC under the Exchange Act (File No. 1-11852) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996 and (ii) the Company's Registration Statement on Form 8-A, dated April 8, 1993.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company, at 3310 West End Avenue, Nashville, Tennessee 37203; Attention: Investor Relations.


                                  THE COMPANY


     Healthcare Realty Trust Incorporated (the "Company") is incorporated under the laws of the state of Maryland and has its principal executive offices at 3310 West End Avenue, Nashville, Tennessee 37203 (telephone number 615-269-8175).

                                  INTRODUCTION

     The Company has reserved for issuance 1,000,000 Shares of the Company's Common Stock under the Plan in order to provide holders of its Common Stock the opportunity to have their cash dividends automatically reinvested in, and to make voluntary cash payments for, additional Shares. Participants who elect to reinvest all or a portion of their cash dividends will be able to purchase Shares at a 5% discount from the closing price of the Company's Common Stock. There is no maximum amount of cash dividends that may be reinvested. Shareholders may also make optional payments up to an aggregate of $5,000 (with a minimum of $25 per payment) in any dividend payment cycle to purchase additional Shares at no discount from such closing price. The Company does not intend to waive this limit on optional payments.

     Broker-dealers and other financial intermediaries may engage in positioning and other transactions that will allow them to acquire Shares prior to the record date for dividends, reinvest in Plan Shares at the discounted purchase price and resell the Plan Shares to capture the discount. The Company does not expect that financial intermediaries will engage in such transactions to any significant extent, if at all. The Company's Articles of Incorporation limit share ownership by any person to not more than 9.9% in value of the outstanding stock of the Company. Moreover, the Plan limits optional payments to $5,000 per dividend payment cycle, and Plan Shares purchased with optional payments are not purchased at a discount. To the extent that financial intermediaries do participate in such trading activities, they may be deemed underwriters within the meaning of Section 2(11) of the Securities Act of 1933. The Company has not entered into any formal or informal arrangement with any financial intermediary to engage in such transactions and does not intend to do so.

                                    THE PLAN

     The following is a question and answer discussion of the provisions of the Plan.

PURPOSE, ADVANTAGES AND DISADVANTAGES

  1. What is the purpose of the Plan?

     The purpose of the Plan is to provide owners of record of the Company's Shares with a simple and convenient method of investing cash dividends and optional payments in additional Shares issued under the Plan and held in a participant's account ("Plan Shares").

  2. What are the advantages and disadvantages of the Plan?

     The primary advantages of the Plan are:

          Plan Shares may be purchased quarterly with reinvested cash dividends on all or less than all of the Shares registered in a participant's name. A participant may also purchase Plan Shares with optional payments of at least $25, up to an aggregate of $5,000 per dividend payment cycle.

          No brokerage commissions or service charges are paid by participants in connection with purchases under the Plan (see Question 3). Full investment of funds is possible because the Plan permits fractions of Plan Shares, as well as full Plan Shares, to be credited to a participant's account. In addition, dividends in respect of such fractions, as well as full Plan Shares, will be credited to a participant's account. Dividends on the Plan Shares held in a participant's account are automatically reinvested in additional Plan Shares.

          Safekeeping of Plan Shares is assured because certificates for such Shares are not issued unless requested by the participant. This safekeeping feature is also available for any Share certificates a Plan participant holds. Regular statements of account provide simplified recordkeeping.

     The primary disadvantages of the Plan are:

          The date by which decisions to reinvest dividends must be made for a dividend payment cycle is the record date, which will generally be 15 days prior to the applicable dividend reinvestment date. The date by which decisions to make optional cash payments must be made is one day prior to the applicable dividend reinvestment date. During the period between a record date or optional cash payment date and the dividend reinvestment date, participants' funds will be exposed to changes in market conditions.

          If the market price of the Company's Common Stock declines between a record date or the date an optional cash payment is made and the dividend reinvestment date, the cost of acquiring Shares in the open market may be less than acquiring Plan Shares. Further, no interest will be paid on optional cash payments from the time made by a participant until the next applicable dividend reinvestment date.

          Participants will not be able to determine the actual number of Plan Shares purchased on their behalf until after the applicable dividend reinvestment date.

COSTS

  3. Are there any expenses to participants in connection with purchases under the Plan?

     No. Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan will be paid by the Company.

ADMINISTRATION

  4. Who administers the Plan for participants?

     The First National Bank of Boston (the "Agent") has been designated by the Company to administer the Plan for participants, keep records, send statements of account to participants and perform other duties relating to the Plan. The Agent also serves as the Company's transfer agent and registrar. The addresses and telephone numbers for information about the Plan are:

---------------------------------------------------------------------

                         FOR INFORMATION ABOUT THE PLAN

                       The First National Bank of Boston

                           c/o Boston EquiServe, L.P.


                              Shareholder Services


                       P.O. Box 1865, Mail Stop 45-02-62


                        Boston, Massachusetts 02105-1865


                           Telephone: (617) 575-3400


                                       or

                      Healthcare Realty Trust Incorporated

                              3310 West End Avenue

                           Nashville, Tennessee 37203

                         Attention: Investor Relations

                            Telephone: 615-269-8175
                             Telecopy: 615-269-8122

                        All written notices and requests
                         concerning the Plan should be
                         mailed to the above addresses.

                Please include a telephone number in your letter where you can be reached during business hours.

     ---------------------------------------------------------------------

PARTICIPATION

  5. Who can participate in the Plan?

     In order to participate in the Plan a shareholder must own at least one Share.

  6. How does a shareholder participate?

     A shareholder may join the Plan by signing an Authorization Form and returning it to the Agent. An Authorization Form and envelope may be obtained at any time by contacting the Agent or the Company (see Question 4).

  7. When may a shareholder join the Plan?

     An owner of record of at least one Share may join the Plan at any time (see Question 5).

  8. What does the Authorization Form provide?

     The Authorization Form provides for the purchase of Plan Shares through the following investment options offered under the Plan:

          FULL DIVIDEND REINVESTMENT -- Reinvest dividends on all Shares held by a participant. Optional payments of at least $25 may also be invested, up to an aggregate of $5,000 per dividend payment cycle.

          PARTIAL DIVIDEND REINVESTMENT -- Reinvest dividends on less than all of the Shares held by a participant by electing to continue to receive cash dividends on a specified number of Shares. Optional payments of at least $25 may also be invested, up to an aggregate of $5,000 per dividend payment cycle.

          OPTIONAL CASH PAYMENTS ONLY -- Optional payments of at least $25 may be invested up to an aggregate of $5,000 per dividend payment cycle without reinvestment of dividends.

     CASH DIVIDENDS ON PLAN SHARES ARE AUTOMATICALLY REINVESTED TO PURCHASE ADDITIONAL PLAN SHARES REGARDLESS OF WHICH INVESTMENT OPTION IS SELECTED.

     Any Shares for which a participant elects reinvestment of dividends, as well as new Plan Shares purchased with reinvested dividends or optional payments, will be included in the participant's account under the Plan.

     The Authorization Form also may be used to change an investment option.

  9. When must the Authorization Form be received by the Agent to begin reinvesting dividends?

     The Authorization Form must be received by the Agent no later than the record date for payment of the dividend to begin reinvesting dividends. Dividends are expected to be paid in February, May, August and November, as declared by the Board of Directors. The record dates will be approximately 15 days prior to the dividend payment dates.

  10. How may a participant change options under the Plan?

     A participant may change an investment option at any time by signing a new Authorization Form and returning it to the Agent. An Authorization Form and envelope may be obtained at any time by contacting the Agent or the Company (see Question 4). Any change in option with respect to reinvestment of dividends must be received by the Agent no later than the record date for the next dividend in order to make a change with respect to that dividend.

  11. How are optional payments made?


     Optional payments may be made at any time by a Plan participant. Each optional cash payment must be accompanied by a properly executed Cash Remittance Form, which is attached to each statement of account (see Question 18). An optional payment can be made by mailing a check or money order (payable to the Agent in United States dollars and drawn against a United States bank) directly to: The First National Bank of Boston, c/o Boston EquiServe, L.P., Shareholder Services, Mail Stop: 45-02-62, P.O. Box 1865, Boston, MA 02105-1865. Checks drawn against non-United States banks must have the United States currency imprinted on the check. CASH PAYMENTS FORWARDED TO ANY OTHER ADDRESS WILL NOT CONSTITUTE A VALID DELIVERY. Optional payments must be received by the Agent no later than one day prior to the applicable dividend payment date and, if so received, will be invested in Shares on such dividend payment date. Optional payments not received by one day prior to the applicable dividend payment date will be deposited and invested on the next succeeding dividend payment date. Participants will not be paid interest on funds held by the Agent.

     Optional payments may not exceed a total of $5,000 per dividend payment cycle and are subject to a minimum payment of $25. Optional payments in excess of the limit for the dividend payment cycle will be refunded. For example, if the next dividend payment date was May 1 and if the Agent received optional payments of $2,000 in February, $2,500 in March and $2,000 in April, the $6,500 received for the dividend payment cycle exceeds the $5,000 limit. Therefore, $1,500 would be refunded.

     In the event that any check is returned unpaid for any reason, the Agent will consider the request for investment of such optional cash payment null and void and shall immediately remove from the participant 's account Plan Shares, if any, purchased upon the prior credit of such optional cash payment. The Agent shall thereupon be entitled to sell these Plan Shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Agent shall be entitled to sell additional Plan Shares from the participant's account to satisfy the uncollected balance.

  12. When will dividends be paid on Plan Shares purchased with optional payments?

     Plan Shares purchased prior to the record date (see Question 9) for the payment of the dividend will be entitled to such dividend.

  13. May optional cash payments be returned to a participant?

     Yes. Upon written request addressed to the Agent received at least two business days prior to the applicable dividend payment date, optional cash payments will be returned to the participant. Each optional cash payment, to the extent that it does not conform to the limitations described in Question 11, will be subject to return to the participant. In each case, optional cash payments will be returned without interest.

PURCHASES

  14. What will be the price of Shares purchased under the Plan?

     The purchase price of Plan Shares purchased with reinvested dividends will be 95% of the closing price of the Company's Shares. The purchase price of Plan Shares purchased with optional payments will be 100% of the closing price of the Company's Shares.

     At the discretion of the Company, Plan Shares purchased with reinvested dividends or optional payments will be newly issued Shares or treasury Shares.

  15. How many Plan Shares will be purchased for participants?

     Each participant's account will be credited with that number of Plan Shares, including fractions computed to three decimal places, equal to the total dollar amount to be invested divided by the applicable purchase price per Plan Share (see Questions 3 and 14). The number of Plan Shares purchased cannot be determined until the day of purchase.

  16. When will purchases of Shares under the Plan be made?

     Cash dividends on Shares and optional payments will be applied by the Agent to the purchase of Plan Shares as of the close of business on the applicable dividend payment date (see Question 14).

PARTICIPANT'S ACCOUNT

  17. What Shares are included in a participant's account under the Plan?

     A shareholder's account under the Plan includes all Plan Shares, including fractional Plan Shares, as well as new Shares purchased with reinvested dividends or optional payments.

REPORTS TO PARTICIPANTS

  18. What reports will be sent to participants in the Plan?

     As soon as practicable after each purchase under the Plan, each participant in the Plan will receive a statement of account showing amounts invested, purchase prices, Plan Shares purchased and other information for the year to date. The Company suggests that participants retain all statements for tax and other purposes. The Agent may charge a fee to supply past account history. In addition, each participant will receive communications sent to all owners of Shares, including the Company's quarterly reports, annual reports and notices of shareholders' meetings and proxy statements. Participants will receive all information needed for federal income tax return purposes.

DIVIDENDS

  19. Will a participant's account be credited with dividends on fractions of Plan Shares?

     Yes.

ISSUANCE OF CERTIFICATES

  20. Will certificates be issued for Plan Shares purchased?

     Plan Shares will be registered in the name of the Company, as agent for participants in the Plan, and certificates for Plan Shares will not be issued to participants unless requested. This protects against loss, theft or destruction of stock certificates.

     The number of Plan Shares held in an account under the Plan will be shown on the participant's quarterly statement of account.

     Certificates for any number of whole Plan Shares will be issued promptly after receipt of a written request signed by the participant (or participants if a joint registration). A form is provided on the reverse side of the statement of account (see Question 18) for this purpose. This request must be mailed to the Agent (see Question 4). Any remaining full Plan Shares and fraction of a Plan Share will continue to be held by the Company, as agent, in the participant's account (see Question 23).

     Certificates for a fractional Share will not be issued under any circumstances.

     Plan Shares may not be pledged. A participant who wishes to pledge such Plan Shares must obtain certificates for such Plan Shares issued in the participant's name.

  21. In whose name will certificates be registered when issued?

     Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Certificates for whole Plan Shares will be similarly registered when issued.

  22. Can a participant withdraw certificates for some or all of the Plan Shares held under the Plan and continue to participate with respect to those Shares?

     Yes. Certificates for any number of whole Plan Shares will be issued promptly after receipt of a written request signed by the participant (or participants if a joint registration) who wishes to continue to participate with respect to those Shares. This request must be mailed to the Agent (see Question
4). Any remaining full Plan Shares and fraction of a Plan Share will continue to be held by the Company, as agent, in the participant's account.

     Certificates for a fractional Plan Share will not be issued under any circumstances.

TERMINATION

  23. How is participation in the Plan terminated?


     In order to terminate participation in the Plan, a participant (or participants if a joint registration) should send a written request to the Agent (see Question 4). A withdrawal/termination form is provided on the reverse side of the statement of account (see Question 18) for this purpose. When participation in the Plan is terminated, certificates for whole Plan Shares will be issued, a cash payment will be made for any fraction of a Plan Share, and the dividend reinvestment account will be closed. The cash payment will be based on the closing price of the Company's Common Stock on the NYSE on the next business day following the day the withdrawal request is received by the Agent.


     A request to terminate participation in the Plan must be received by the Agent prior to the next upcoming record date for a dividend, and if so received all dividends thereafter will be paid in cash to the participant. If the request to terminate participation in the Plan is received on or after the record date for a dividend, any cash dividend paid on the dividend payment date following such record date will be reinvested and credited to the participant's account in accordance with the participant's previous instructions under the Plan. The request to terminate will then be processed as promptly as possible following such dividend payment date and, thereafter, all dividends will be paid in cash to the participant. Any optional cash payment sent to the Agent prior to the request to terminate will be invested in Plan Shares unless the participant's termination request expressly requests the return of the optional cash payment and such request is received no later than two business days prior to the applicable dividend payment date.

  24. When may participation in the Plan be terminated?

     Participation in the Plan may be terminated at any time.

OTHER INFORMATION

  25. What happens when a participant who is reinvesting the cash dividends on all or part of the Shares registered in the participant's name sells or transfers a portion of such Shares?

     If a participant who is reinvesting the cash dividends on all of the Shares registered in the participant's name disposes of a portion of such Shares, the Company will continue to reinvest the dividends on the remainder of the Shares.

     If a participant who is reinvesting the cash dividends on part of the Shares registered in the participant's name disposes of a portion of such Shares, the Company will continue to pay the dividends on the remainder of the Shares up to the number of Shares originally authorized. For example, if a participant directed the Company to continue paying cash dividends on 50 Shares of a total of 100 Shares registered in the participant's name so that the Company would be reinvesting cash dividends on 50 Shares, and then the participant disposed of 25 Shares, the Company would continue to pay cash dividends on 50 of the remaining 75 Shares. If instead the participant disposed of 75 Shares, the Company would continue to pay cash dividends on all of the remaining 25 Shares.

  26. What happens when a participant sells or transfers all of the Shares registered in the participant's name?

     If a participant disposes of all Shares registered in the participant's name, the Company will continue to reinvest the dividends on the Plan Shares held by the Company in the participant's account under the Plan until otherwise notified (see Question 23).

  27. What happens if the Company issues a stock dividend or declares a stock split?

     Any Shares distributed as a result of a stock dividend or stock split by the Company on Plan Shares will be added to the participant's account. Stock dividends or split Shares distributed on Shares registered in the name of the participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan.

  28. How will a participant's Shares be voted at meetings of shareholders?

     All whole Plan Shares of Common Stock will be voted as the participant directs. If on the record date for a meeting of shareholders there are whole Plan Shares credited to the participant's account under the Plan, the participant will be sent a proxy card representing both the Plan Shares held in the participant's Plan account and all other Shares held by the participant. When the participant returns in a timely fashion a signed proxy card, it will be voted as indicated by the participant on the proxy card with respect to all whole Shares either held by or credited to the participant. All such Shares also may be voted in person at shareholders' meetings. Fractional Plan Shares will not be voted.

     If the proxy card is returned signed and no voting instructions are given with respect to any item thereon, all of the participant's Shares (including whole Plan Shares) will be voted in accordance with the recommendations of the Company's management. This is the same procedure that is followed for all shareholders who return proxies and do not provide instructions. If the proxy card or instruction card is not returned or if it is returned unsigned by the registered owner(s), none of the participant's Shares covered by such proxy card will be voted; a participant or his or her duly appointed representative could, however, vote Shares registered in the participant's name in person at the meeting.

  29. What are the responsibilities of the Company and the Agent under the Plan?

     Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death. This limitation of liability shall not constitute a waiver by any participant of his or her rights under federal or state securities laws.

     Participants should recognize that the Company cannot assure them of a profit or protect them against a loss on the Plan Shares purchased by them under the Plan.

     Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of the Company and other factors.

  30. May the Plan be changed or discontinued?

     The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan by the Company, certificates for whole Plan Shares will be issued and a cash payment will be made for any fraction of a Plan Share (see Question 23).

FEDERAL INCOME TAX CONSEQUENCES

  31. What are the federal income tax consequences of participation in the Plan?

     In the opinion of counsel to the Company, the federal income tax consequences for Plan participants are as follows:

     A participant in the Plan will have somewhat different federal income tax obligations for dividends reinvested under the Plan than for dividends received in cash. A participant will be treated as having received a dividend distribution equal to the fair market value of the Plan Shares purchased on the dividend payment date. Therefore, because Plan Shares purchased with reinvested dividends will be purchased for 95% of their fair market value, the resulting taxable income will be greater than the taxable income that would have resulted from the receipt of the dividend in cash. A participant's tax basis in the dividend Plan Shares will be equal to the fair market value of the dividend Plan Shares credited to the participant's account, and the holding period for such Shares will begin the day after the dividend payment date (see Questions 14 and 16). Likewise, the tax basis per Plan Share purchased with optional payments is equal to the participant's purchase price per Plan Share.

     EXAMPLE: The Company makes a quarterly dividend distribution which would amount to $100 if the shareholder received it in cash. The shareholder is, instead, a participant in the Plan. The closing price on the NYSE on the dividend payment date is $20. The $100 dividend is reinvested for the participant in Plan Shares at $19 per share (95% of $20), with 5.263 shares ($100 divided by $19) being credited to the participant's account. The fair market value of these 5.263 shares is $20 each, or $105.26. For federal income tax purposes, the Company is deemed to have distributed to the participant and the participant to have received $105.26. This amount will be the tax basis for the 5.263 dividend Plan Shares. If the full amount of the distribution paid by the Company is a distribution of the current or accumulated earnings and profits of the Company, then the participant is deemed to have a taxable dividend of $105.26; if only 50% of such distribution is determined to be from the earnings and profits of the Company, then $52.63 will be taxable as a dividend to the participant and the remaining $52.63 treated as return of capital or capital gains distribution, or as gain from the sale or exchange of such participant's Plan Shares, as appropriate.


     So long as the Company continues to qualify as a REIT under the Code, the distribution will be taxable under the provisions of the Code applicable to REITs and their shareholders, pursuant to which (i) distributions will be taxable to shareholders as ordinary income to the extent of the current or accumulated earnings and profits of the Company, (ii) distributions which are designated as capital gain distributions by the Company will be taxed as long-term capital gains to shareholders to the extent they do not exceed the Company's net capital gain for the taxable year, (iii) distributions which are not designated as capital gains distributions and which are in excess of the Company's current or accumulated earnings and profits will be treated as a return of capital to the shareholders and reduce the adjusted tax basis of a shareholder's Shares (but not below zero), and (iv) such distributions in excess of a shareholder's adjusted tax basis in its Shares will be treated as gain from the sale or exchange of such Shares.

     A participant will not realize any taxable income when the participant receives certificates for whole Plan Shares, either upon the participant's request for certain of those Shares or upon termination of participation in or termination of the Plan.

     A participant will realize gain or loss when Plan Shares are sold or exchanged, whether pursuant to the participant's request upon termination of participation in the Plan (see Question 23) or by the participant after receipt of Plan Shares from the Plan, and, in the case of a fractional Plan Share, when the participant receives a cash adjustment for a fraction of a Plan Share upon termination of participation in or termination of the Plan; and the amount of such gain or loss will be the difference between the amount which the participant receives for the Plan Shares or fraction of a Plan Share and the tax basis therefor.

     The Company will comply with all applicable Internal Revenue Service ("IRS") requirements concerning the filing of information returns, and such information will be provided to the participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to participants whose dividends are subject to United States income tax withholding, the Company will comply with all applicable IRS requirements concerning the withholding of such tax, and the amount of any cash distribution reinvested will, in each case, be after any reduction necessary to comply with the applicable withholding requirements.

     Under Code Section 3406(a)(1), the Company is required to withhold for United States income tax purposes 31% of all dividend payments to a shareholder if (i) such shareholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified the Company that the shareholder has failed to properly report interest or dividends, or (iii) the shareholder has failed to certify, under penalties of perjury, that he or she is not subject to back-up withholding. Shareholders have previously been requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

  32. What are the effects of federal income tax withholding provisions?


     In the case of a shareholder who is subject to back-up withholding tax on dividends under the Plan, or a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the cash dividend, and only the reduced amount will be reinvested in Plan Shares. Regular statements of account confirming purchases made for such participants will indicate the amount of tax withheld.


                                USE OF PROCEEDS

     The Company is unable to estimate the amount of proceeds from the Shares to be sold under the Plan. The Company intends to use any proceeds from the sale of such Shares for general corporate purposes.

                              PLAN OF DISTRIBUTION

     The Shares sold under the Plan are being distributed directly by the Company rather than through an underwriter, broker or dealer. There will be no brokerage commissions or other fees charged to participants in connection with the purchase of Plan Shares.

     Broker-dealers and other financial intermediaries may engage in positioning and other transactions that will allow them to acquire Shares prior to the record date for dividends, reinvest in Plan Shares at the discounted purchase price and resell the Plan Shares to capture the discount. The Company does not expect that financial intermediaries will engage in such transactions to any significant extent, if at all. The Company's Articles of Incorporation limit share ownership by any person to not more than 9.9% in value of the outstanding stock of the Company. Moreover, the Plan limits optional payments to $5,000 per dividend payment cycle, and Plan Shares purchased with optional payments are not purchased at a discount. To the extent that financial intermediaries do participate in such trading activities, they may be deemed underwriters within the meaning of Section 2(11) of the Securities Act of 1933. The Company has not entered into any formal or informal arrangement with any financial intermediary to engage in such transactions and does not intend to do so.


     The Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Shares of the Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                INDEMNIFICATION


     The Articles of Incorporation and Bylaws of the Company provide that the Company shall indemnify and advance expenses to its currently acting and former directors and officers to the fullest extent permitted by the laws of the State of Maryland. Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director made a party to any proceeding by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
(ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding; but, if the proceeding is by, or in the right of the corporation, indemnification is not permitted with respect to such proceeding in which the director has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification. The Maryland General Corporation Law permits Maryland corporations to indemnify their officers, employees or agents to the same extent as their directors and to such further extent as is consistent with law. The Company's Articles of Incorporation and Bylaws provide that officers, employees and agents of the Company shall be entitled to indemnification to the fullest extent permitted by Maryland law.


     Indemnification under the provisions of the Maryland General Corporation Law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the Articles of Incorporation, Bylaws, resolution of shareholders or directors, contract or otherwise.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SHARES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    2
The Company............................    2
Introduction...........................    3
The Plan...............................    3
  Purpose, Advantages and
     Disadvantages.....................    3
  Costs................................    4
  Administration.......................    5
  Participation........................    5
  Purchases............................    7
  Participant's Account................    8
  Reports to Participants..............    8
  Dividends............................    8
  Issuance of Certificates.............    8
  Termination..........................    9
  Other Information....................    9
  Federal Income Tax Consequences......   11
Use of Proceeds........................   12
Plan of Distribution...................   12
Indemnification........................   13

======================================================

======================================================
                                1,000,000 SHARES


                            HEALTHCARE REALTY TRUST



                                    DIVIDEND

                               REINVESTMENT PLAN
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                 APRIL 10, 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Second Articles of Amendment and Restatement for the Registrant provide as follows:

                                   ARTICLE IX
                        LIMITATION ON PERSONAL LIABILITY
                   OF DIRECTORS AND OFFICERS; INDEMNIFICATION


     A director or officer shall not be personally liable to the corporation or its shareholders for money damages unless (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property, or services actually received or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding, based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.


     If the law of the State of Maryland is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers or expanding such liability, then the liability of directors or officers to the corporation or its shareholders shall be limited or eliminated to the fullest extent permitted by Maryland law as so amended from time to time. Any repeal or modification of this Article IX by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer or the corporation existing at the time of such repeal or modification.

     The corporation shall indemnify directors, officers, employees and agents to the fullest extent permitted by the law of the State of Maryland. The corporation may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the law of the State of Maryland, whether or not the corporation would have the power to indemnify against liability under the provisions of such law.

     The Second Amended and Restated Bylaws of the Registrant provides as follows:

                                   ARTICLE IX
                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     SECTION 1. INDEMNIFICATION. The corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law, and the corporation may indemnify and advance expenses to its officers, employees and agents to the same extent as its directors and to such further extent as is consistent with law. The officers of the Corporation shall be entitled to such indemnification except to the extent that the Board of Directors may otherwise prospectively determine in any situation. The corporation may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the law of the State of Maryland, whether or not the corporation would have the power to indemnify against liability under the provisions of such law.

     SECTION 2. PROVISIONS NOT EXCLUSIVE. This Article shall not be construed as a limitation upon the power of the corporation to enter into contracts or undertakings of indemnity with a director, officer, employee or agent of the corporation, nor shall it be construed as a limitation upon any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or his official capacity and as to action in another capacity while holding office.

     SECTION 3. ADDITIONAL INFORMATION. The benefits of the indemnification and hold harmless provisions applicable to the officers and directors of this corporation under the General Corporation Law of the

State of Maryland or any other applicable law of the State of Maryland shall also be applicable to the officers (including without limitation the Chairman, Treasurer, and Assistant Treasurer) appointed from time to time by the President of this corporation to serve in the administration and management of any separate, segregated fund established for purposes of collecting and distributing voluntary employee political contributions to federal, state or local election campaigns pursuant to the Federal Election Campaign Act of 1971, as amended or any similar federal, state or local statute or ordinance.

                            ------------------------


     Section 2.418 of the Maryland General Corporation Law generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
(ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding; but, if the proceeding is by, or in the right of the corporation, indemnification is not permitted with respect to such proceeding in which the director has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nono contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The Maryland General Corporation Law permits Maryland corporations to indemnify their officers, employees or agents to the same extent as their directors and to such further extent as is consistent with law. The Company's Articles of Incorporation and Bylaws provide that officers, employees and agents of the Company shall be entitled to indemnification to the fullest extent permitted by Maryland law.



     Indemnification under the provisions of the Maryland General Corporation Law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the Articles of Incorporation, Bylaws, resolution of shareholders or directors, contract or otherwise.


ITEM 16.  EXHIBITS


    EXHIBIT
    NUMBER
    -------
     4        --   Specimen stock certificate.(1)
     5        --   Opinion of Waller Lansden Dortch & Davis regarding
                   legality.(2)
     8        --   Opinion of Waller Lansden Dortch & Davis regarding tax
                   consequences.(2)
    23.1      --   Consent of Waller Lansden Dortch & Davis (see Exhibits 5 and
                   8).(2)
    23.2      --   Consent of Ernst & Young.
    24        --   Power of Attorney.(2)
    99.1      --   Dividend Reinvestment Plan.(2)
    99.2      --   Specimen Authorization Form


---------------


(1) Incorporated by reference to Registrant's Registration Statement on Form S-11 (Registration No. 33-60506) previously filed pursuant to the Securities Act of 1933.


(2) Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 10th day of April, 1997.


                                         HEALTHCARE REALTY TRUST
                                                INCORPORATED


                                          By:       /s/ DAVID R. EMERY

                                            ------------------------------------
                                                       David R. Emery

                                            Chairman and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                       SIGNATURE                                      TITLE                    DATE
                       ---------                                      -----                    ----
                   /s/ DAVID R. EMERY                     Chairman and Chief Executive    April 10, 1997
--------------------------------------------------------  Officer (Principal Executive
                     David R. Emery                       Officer)

                 /s/ TIMOTHY G. WALLACE                   Executive Vice President and    April 10, 1997
--------------------------------------------------------  Chief Financial Officer
                   Timothy G. Wallace                     (Principal Financial Officer)

                /s/ FREDRICK M. LANGRECK                  Treasurer and Controller        April 10, 1997
--------------------------------------------------------  (Principal Accounting Officer)
                  Fredrick M. Langreck

                           *                              Director                        April 10, 1997
--------------------------------------------------------
                 Errol L. Biggs, Ph.D.

                           *                              Director                        April 10, 1997
--------------------------------------------------------
                    Thompson S. Dent

                           *                              Director                        April 10, 1997
--------------------------------------------------------
            Charles Raymond Fernandez, M.D.

                           *                              Director                        April 10, 1997
--------------------------------------------------------
                 Batey M. Gresham, Jr.

                           *                              Director                        April 10, 1997
--------------------------------------------------------
                   Marliese E. Mooney

                           *                              Director                        April 10, 1997
--------------------------------------------------------
                    Edwin B. Morris

                           *                              Director                        April 10, 1997
--------------------------------------------------------
                  John Knox Singleton

                *By: /s/ DAVID R. EMERY
  ---------------------------------------------------
                     David R. Emery
                    Attorney-in-fact